UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 22, 2008

INNOTRAC CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

000-23741	58-1592285
(Commission File Number)	(IRS Employer Identification No.)

6655 Sugarloaf Parkway
Duluth, Georgia	30097
(Address of Principal Executive Offices)	(Zip Code)

(678) 584-4000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 22, 2008, Innotrac Corporation (“Innotrac”) entered into the Sixth Amendment to the Loan and Security Agreement (the “Sixth Amendment”) between Innotrac and Wachovia Bank, National Association (the “Bank”), to the Third Amended and Restated Loan and Security Agreement, (the “Loan Agreement”) dated March 28, 2006 (as previously amended on July 24, 2006, November 14, 2006, April 16, 2007, June 29, 2007 and September 28, 2007).

The Sixth Amendment:

i)	allows Innotrac to increase the maximum limit on borrowing from $15.0 million to $18.0 million, under certain circumstances;
ii)	increases the interest rate charged on borrowings under the Loan Agreement to either the prime rate plus 150 basis points, or, at Innotrac’s option, LIBOR plus 250 basis points, from either the prime rate or, at Innotrac’s option, LIBOR plus 200 basis points;
iii)	increases the unused line fee from 0.25% to 0.50%;
iv)	provides for an increase in the Availability Reserve (as defined in the Loan Agreement) from $2.0 million to $3.0 million prorated in increments of $50,000 per week beginning October 22, 2008; and
v)	changes Innotrac’s obligation to report its borrowing base under the Loan Agreement to the Bank from a weekly cycle to a monthly cycle.

Additionally, the Sixth Amendment amends the Loan Agreement’s restrictions on changes in control of Innotrac to allow for the consummation of the transactions contemplated by the previously announced Agreement and Plan of Merger dated October 5, 2008 (the “Merger Agreement”) with GSI Commerce, Inc. (“GSI”) and Bulldog Acquisition Corp., a wholly-owned subsidiary of GSI (“Acquisition Sub”), which provides that Acquisition Sub will merge with and into Innotrac, with Innotrac continuing as the surviving corporation and a wholly-owned subsidiary of GSI (the “Merger”).  The provision in the Sixth Amendment that allows consummation of the Merger is conditioned upon i) all amounts owed under the Loan Agreement being paid in full prior to completion of the Merger, and ii) the Merger being consummated on or before March 1, 2009.

The Sixth Amendment also provides that if George M. Hare, the current Chief Financial Officer (“CFO”) of Innotrac, were to cease being the CFO, an Event of Default would occur.

Also on October 22, 2008, Scott D. Dorfman (“Mr. Dorfman”), President and Chief Executive Officer of Innotrac, entered into the Second Amendment to the Security Agreement (the “Second Amendment”), between Mr. Dorfman and the Bank, to the Security Agreement dated April 16, 2007 (as previously amended on May 31, 2007).  The Second Amendment provides that the pledged securities will be released by the Bank as collateral under the Loan Agreement following the full repayment of all amounts under the Loan Agreement.

A copy of the Sixth Amendment is attached hereto as Exhibit 10.4(BB) and is incorporated herein by reference.  The foregoing description of the Sixth Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Information contained in this Form 8-K, other than historical information, may be considered forward-looking in nature. Forward-looking statements are subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac's operating results, performance or financial condition are competition, the demand for Innotrac's services, Innotrac's ability to retain its current clients and attract new clients, realization of expected revenues from new clients, the state of the telecommunications and direct response industries in general, changing technologies, Innotrac's ability to maintain profit margins in the face of pricing pressures, the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, the inability to complete the Merger due to the failure to receive approvals or to satisfy other conditions, the risk that the proposed Merger disrupts current plans and operations, the risk that anticipated synergies and opportunities as a result of the transaction will not be realized, difficulty or unanticipated expenses in connection with integrating Innotrac into GSI, the risk that the combined company does not perform as planned, potential difficulties in employee retention following the closing of the merger, and numerous other factors discussed in Innotrac's 2007 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Item 9.01 Exhibits

10.4	(BB)	Sixth Amendment to the Loan and Security Agreement between Innotrac and Wachovia Bank, National Association, dated October 22, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innotrac Corporation

Dated: October 27, 2008	By:	/s/ Scott D. Dorfman
	Name:	Scott D. Dorfman
	Title:	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.		Description

10.4	(BB)	Sixth Amendment to the Loan and Security Agreement between Innotrac and Wachovia Bank, National Association, dated October 22, 2008